SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   March 22, 2011
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MMEX MINING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State of incorporation)	333-152608 (Commission File Number)	26-1749145 (IRS Employer Identification Number)

2626 Cole Avenue, Suite 610
Dallas, Texas 75204
 (Address of principal executive offices)

Registrant's telephone number, including area code:    (214) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 3.02	Unregistered Sales of Equity Securities.

On March 22, 2011, we issued and sold 1,000,000 shares of Series A Preferred Stock to William D. Gross, an accredited investor, in consideration of the investor’s providing $1.0 million of financing to the Company.  The issuance and sale of the Series A Preferred Stock was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  Our board of directors had previously designated 2.0 million shares of our authorized and unissued shares of preferred stock as the Series A Preferred Stock.  The terms of the Series A Preferred Stock are as follows:

•	Liquidation value of $1.00 per share plus accrued and unpaid dividends
•	Liquidation preference equal to liquidation value
•	Dividends to accrue at annual rate of 10%; Company may elect to pay in kind rather than in cash
•	Convertible into common stock at rate of $.04 per share
•	Redeemable at liquidation value at earlier of March 1, 2016 or change of control of Company
•	Voting rights on as converted basis

Previously, the investor loaned us $250,000, which is due and payable in installments through October of 2011.  In the event that we default in the repayment of this loan, the investor will be entitled (in addition to customary creditor remedies) to receive additional shares of Series A Preferred Stock at the rate of $1.00 per share for the amounts due to him.

We have pledged a majority interest in our Armadillo Mining Corporation subsidiary to the investor to secure our obligation to repay the investor the redemption price of the Series A Preferred Stock.  This pledge will be released upon the repayment to the investor of the redemption price or his earlier conversion of Series A Preferred Stock into our common stock.

As previously reported, on January 28, 2011, we issued $450,000 principal amount of convertible notes to a group of accredited investors.  On March 22, 2011, the notes were repaid with the net proceeds of the sale of our Carpenter Creek project described in Item 8.01 below.  Pursuant to the terms of the convertible notes, we issued warrants to purchase our common stock (at an exercise price of $.10 per share) at the time of repayment of the notes at the rate of ten warrant shares for every dollar value of the principal and interest.  The warrants expire at the end of three years.  The issuance and sale of the Series A Preferred Stock was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.03.	Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 22, 2011, we filed an amendment to our articles of incorporation with the Secretary of State of Nevada to reflect the designation of the Series A Preferred Stock described in Item 3.02 above.  A statement of the rights, preferences and terms of the Series A Preferred Stock is filed as Exhibit 3.1 to this Report.

Contemporaneously, with the completion of our financing transaction described in Item 3.02 above, our board of directors amended and restated our bylaws in their entirety.  The new bylaws differ from the prior bylaws in the following principal respects:

•	Reflects our name change from “Management Energy, Inc.”
•
Includes provisions for stockholder meetings that are more typical for publicly held companies, including advance notice requirements, that will be necessary should we become subject to the proxy statement requirements of the Securities Exchange Act of 1934.

•	Institutes a “cause” standard for removal of directors by shareholders
•	Expands the indemnification rights of our directors and executive officers to the full protection afforded by statute
•	Institutes a higher voting requirement for shareholder action to amend material portions of the bylaws

A copy of the amended and restated bylaws is filed as Exhibit 3.2 to this Report.

Item 8.01.	Other Events.

We have previously disclosed that our Carpenter Creek, LLC subsidiary had an 80% interest in the Carpenter Creek coal prospect near Round Up, Montana and that all of our leases of surface rights in the prospect were in default due to non-payment on contractual lease payments.  On March 22, 2011, we sold our Carpenter Creek assets to Great Northern Carpenter Creek, L.P. (assignee of 9 leases) and Great Northern Bull Mountains, L.P. (assignee of 2 leases).  The sales price was approximately $2.5 million, and the net proceeds to the Company (after payments to landowners for past due rent, funding an escrow reserve, and closing costs) were approximately $1.25 million.  We intend to apply the net proceeds from this transaction towards the required payments of our previously disclosed Hunza project in Colombia.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Statement of Designation of Series A Preferred Stock
3.2	Amended and Restated Bylaws of MMEX Mining Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Mining Corporation

Date: March 28, 2011	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and
Chief Executive Officer